Exhibit 99.1

NEWS
2530 Meridian Parkway Durham, NC 27713 (408) 200-3040 • (408) 550-8340 www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
Brandi Festa	Rene Caron (investors)
Director Finance and Administration	Len Hall (media)
(408) 573-2705	(949) 474-4300
bfesta@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES RESULTS

OF 2011 ANNUAL STOCKHOLDERS’ MEETING

DURHAM, NC— June 29, 2011 — EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced that it held its 2011 annual meeting of stockholders at 11:30 am EDT on Friday, June 24, 2011, at the SpringHill Suites by Marriott in Newark, NJ, as previously scheduled.  Stockholders of record of EMRISE common stock at the close of business on May 17, 2011, the record date for the 2011 annual meeting, were entitled to notice of and to vote at the 2011 annual meeting or at any adjournments and postponements of the meeting.  A quorum of stockholders was present at the meeting in person or by proxy.

At the 2011 annual meeting, EMRISE stockholders approved (1) the proposal to elect Carmine T. Oliva, 68, as a Class III director to serve a three-year term on the Company’s Board of Directors; (2) the proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to decrease the number of authorized shares of the Company’s common stock from 150,000,000 to 75,000,000; and (3) the proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for 2011.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment.  EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI.  For more information, go to www.emrise.com.

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